UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2025

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	MGPI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2025, Gerardo I. Lopez and Martin Roper were elected as Group B members of the Board of Directors (the “Board”) of MGP Ingredients, Inc. (the “Company”) with terms expiring at the Company’s 2025 annual meeting of stockholders. Mr. Lopez and Mr. Roper have been nominated by the Board for election by the Company’s preferred stockholders at the Company’s 2025 annual meeting of stockholders. Mr. Lopez and Mr. Roper are each independent directors and have each been appointed to the Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee of the Board.

As non-employee directors, Mr. Lopez and Mr. Roper will be entitled to receive the same compensation as the Company’s other non-employee directors as described under “Director Compensation” in the Company’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the Securities and Exchange Commission on the date of this Current Report on Form 8-K. In addition, Mr. Lopez and Mr. Roper each received an equity grant of restricted stock units (“RSUs”) on April 14, 2025, valued at $90,000, which will vest on the second anniversary of the grant date.

In connection with the equity grant to Mr. Lopez and Mr. Roper, the Human Resources and Compensation Committee approved a new form of Non-Employee Director Restricted Stock Unit Award Agreement (the “Non-Employee Director RSU Award Agreement”) with respect to granting of RSUs to non-employee directors under the MGP Ingredients, Inc. 2024 Equity Incentive Plan. The Non-Employee Director RSU Award Agreement provides for dividend equivalents, and each RSU represents the right to receive a share of the Company’s common stock once the award vests. RSUs granted under the Non-Employee Director RSU Award Agreement vest based on service.

In addition, Preet H. Michelson resigned as a Group B member of the Board, effective April 14, 2025. Ms. Michelson’s decision to resign from the Board was not a result of a disagreement with the Company or the Board on any matter relating to the Company’s operations, policies, or practices. The Board approved payment to Ms. Michelson of a prorated amount of the annual cash retainer payable to all non-employee directors which will result in Ms. Michelson receiving an annual cash retainer of $37,500 for 2025 and allowed Ms. Michelson to remain eligible for reimbursement for up to $5,000 for board of director education programs and memberships in board of director-related organizations through December 31, 2025. The Board wishes to thank Ms. Michelson for her service and contributions to the Company and the Board.

The foregoing description of the Non-Employee Director RSU Award Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Employee Director RSU Award Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Attached as Exhibit 99.1 is a press release announcing Mr. Lopez’s and Mr. Roper’s election as a Group B members of the Board.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Form of Non-Employee Director Restricted Stock Unit Agreement

99.1	Press Release dated April 16, 2025

104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline Extensible Business Reporting Language)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: April 16, 2025	By:	/s/ Brandon M. Gall
Brandon M. Gall, Interim President and Chief Executive Officer; Vice President, Finance and Chief Financial Officer